Exhibit 99.1


                        INTEGRATED SECURITY SYSTEMS, INC.
                         REPORTS 2003 FINANCIAL RESULTS

Irving,  Texas - October 10, 2003 - Integrated  Security  Systems,  Inc.  (OTCBB
Symbol: IZZI) today announced results for the fiscal year ended June 30, 2003 (see attached table).

Sales for fiscal years 2003 and 2002 remained comparable at approximately $5.0 million. Gross margin also remained comparable at 36% or $1.8 million for fiscal years 2003 and 2002.

Operating expenses remained flat. Research and development expenses increased, but that increase was offset by other cost reductions. Several important new perimeter security products were introduced and Intelli-Site's software was enhanced.

During fiscal 2003, interest expense decreased by approximately $390,000 compared to fiscal 2002. This decrease is primarily due to the amortization of the debt discount associated with securing additional financing during the fiscal 2002 period.

Net loss for the year was $2.6 million or $0.21 loss per share compared to a net loss of $2.8 million and $0.25 loss per share for the prior year.

"Fiscal year 2003 was a good foundation building year", said C. A. Rundell, Jr., Chief Executive Officer. "New management at our B&B subsidiary, headed by Peter Beare, and further development at Intelli-Site provided a good base. This permitted us to take the next step - the acquisition of ARMR Services
Corporation subsequent to year-end, thereby doubling our size. We will be reporting more on this as fiscal year 2004 develops."

Headquartered in Irving, Texas, ISSI is a technology company that designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces. ISSI is a leading provider of traffic control and safety systems within the road and bridge and perimeter security gate industries. ISSI designs, manufactures and distributes warning gates, crash barriers (anti-terrorist and traffic control barriers), lane changers, airport and navigational lighting and perimeter security gates and operators. ISSI's Intelli-Site(R) provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement. Intelli-Site(R) features a user-defined graphics interface that controls various security devices within one or multiple facilities. ISSI conducts its design, development, manufacturing and distribution activities through two wholly owned subsidiaries: BB ARMR Corporation and Intelli-Site, Inc. For more information, please visit www.integratedsecurity.com, www.bb-armr.com or www.intelli-site.com.

This information contains certain forward-looking statements. It is important to note that ISSI's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: operations may not improve as projected, new products may not be accepted by the marketplace as anticipated, or new products may take longer to develop than anticipated.


                                       ###

                        INTEGRATED SECURITY SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   ($ in thousands, except per share amounts)

                                                      Year Ended June 30,
                                                  ----------------------------
                                                      2003            2002
                                                  ------------    ------------
Sales                                             $      5,029    $      4,958
Cost of sales                                            3,220           3,177
                                                  ------------    ------------
Gross margin                                             1,809           1,781

Operating expenses                                       3,220           3,210
                                                  ------------    ------------
Loss from operations                                    (1,411)         (1,429)

Other income                                              --               204
Interest expense                                          (541)           (928)
                                                  ------------    ------------

Net loss                                          $     (1,952)   $     (2,153)

Preferred dividends                                       (614)           (608)
                                                  ------------    ------------

Net loss allocable to common stockholders         $     (2,566)   $     (2,761)
                                                  ============    ============

Net loss per common share                         $      (0.21)   $      (0.25)
                                                  ============    ============

Weighted average common and
  common equivalent shares outstanding              12,310,903      11,200,308




                        INTEGRATED SECURITY SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                   ($ in thousands, except per share amounts)

                                                               June 30,
                                                          -------------------
                                                           2003        2002
                                                          -------     -------
Current assets                                            $ 1,423     $ 1,850
Other assets                                                  497         570
                                                          -------     -------
Total assets                                              $ 1,920     $ 2,420
                                                          =======     =======

Current Liabilities                                       $ 1,423     $ 1,794
Long-term debt and other liabilities                        1,919       1,231
Preferred stock subject to redemption                       7,495       7,495
Total stockholders' deficit                                (8,917)     (8,100)
                                                          -------     -------
Total liabilities and stockholders' deficit               $ 1,920     $ 2,420
                                                          =======     =======